Exhibit 10.05
AMENDMENT TO THE TELETECH HOLDINGS, INC.
AMENDED AND RESTATED 1999 STOCK OPTION AND INCENTIVE PLAN
     THIS AMENDMENT TO THE AMENDED AND RESTATED 1999 STOCK OPTION AND INCENTIVE PLAN (this “Amendment”), is made and adopted by TeleTech Holdings, Inc., a Delaware corporation (the “Company”) as of February 11, 2009 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).
     WHEREAS, the Company maintains the Amended and Restated 1999 Stock Option and Incentive Plan (the “Plan”);
     WHEREAS, pursuant to Section 20 of the Plan, the Plan may be amended from time to time by the Compensation Committee of the Company’s Board of Directors (the “Committee”); and
     WHEREAS, the Committee desires to amend the Plan as set forth herein.
     NOW, THEREFORE, BE IT RESOLVED, that the Plan be amended as follows:
1.	Section 2.18 is hereby deleted in its entirety and replaced with the following:

“Independent Director” means a Director of TeleTech who is not an employee of TeleTech or any Subsidiary.

2.	Section 2.29(g) is hereby deleted and replaced in its entirety with the following:

“Termination of Service” shall mean,

(a) As to an Independent Director, the time when a Participant who is an Independent Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences employment with TeleTech or remains in employment or service with TeleTech or any Subsidiary in any capacity.

(b) As to an employee, the time when the employee-employer relationship between a Participant and TeleTech or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences service with TeleTech as an Independent Director.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an Independent Director or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Participant’s employee-employer relationship or Independent Director relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

3.	All references in the Plan to “termination of employment” and/or “employment termination” in the Plan are hereby amended to refer to “Termination of Service.”

4.	This Amendment shall be and is hereby incorporated in and forms a part of the Plan effective as of the Effective Date, but only with respect to Awards granted under the Plan on or after the Effective Date.

5.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.